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                               October 15, 1999



Nuveen Floating Rate Fund
333 West Wacker Drive
Chicago, Illinois 60606

Ladies and Gentlemen:

                           Nuveen Floating Rate Fund

     We have acted as counsel for Nuveen Floating Rate Fund (the "Fund") in connection with the Fund's registration statement on Form N-2 (the "Registration Statement") with respect to certain of its Class A Common Shares, par value $.01 per share (the "Class A Shares"), Class B Common Shares, par value $.01 per share (the "Class B Shares"), Class C Common Shares, par value $.01 per share (the "Class C Shares") and Class R Common Shares, par value $.01 per share ("Class R Shares", such Class A Shares, Class B Shares, Class C Shares and Class R Shares referred to collectively herein as the "Shares").

     In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the agreement and declaration of trust (the "Trust Agreement") and by-laws of the Fund, actions of the board of trustees of the Fund authorizing the issuance of shares of the Fund and the Registration Statement.

     We assume that, upon sale of the Shares, the Fund will receive the authorized consideration therefor, which will at least equal the net asset value of the Shares.

     Based upon the foregoing, we are of the opinion that the Shares when issued and sold in accordance with the Trust Agreement after the Registration Statement has been declared effective and the authorized consideration therefor is received by the Fund, will be legally issued, fully paid and non-assessable by the Fund, except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

     In rendering the foregoing opinion, we have relied upon the opinion of Bingham Dana LLP expressed in their letter to us dated October 15, 1999.
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     We consent to the filing of this opinion as an exhibit to the Registration
Statement and to any amendment thereto as filed under Rule 462 under the Securities Act of 1933. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                                Very truly yours,

                                /s/ Bell, Boyd & Lloyd